Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Robert R. Foley	Heidi Gillette
Chief Financial Officer	Investor Relations
Gramercy Capital Corp.	Gramercy Capital Corp
(212) 297-1000	(212) 297-1000

Gramercy Capital Corp. Prices $1.1 Billion Commercial Real Estate CDO

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NEW YORK, NY - July 30, 2007—Gramercy Capital Corp. (“Gramercy”) (NYSE: GKK) today announced the pricing of Gramercy Real Estate CDO 2007-1 (“CDO 3”), its third commercial real estate collateralized debt obligation (“CDO”) transaction.  Gramercy will utilize the proceeds of CDO 3 issuance to retire outstanding borrowings under existing secured repurchase agreements, and to acquire virtually all of Gramercy’s existing fixed-rate loans currently financed in Gramercy’s two existing CDOs.  CDO 3 is intended to match-fund on a long-term basis a portfolio of investment-grade CMBS acquired under the direction of its recently-formed Real Estate Securities Group, and will also create almost $350 million of immediate financing capacity in its existing CDOs and secured repurchase agreements.

The CDO securities will be issued by Gramercy Real Estate CDO 2007-1 LTD (“Issuer”) and Gramercy Real Estate CDO 2007-1 LLC (“Co-Issuer”), and will consist of $1,045.55 million of bonds rated AAA through BBB-, plus interests that are not rated investment-grade.  The Issuer and Co-Issuer sold all of the bonds rated AAA through BBB-.  As it did with CDO 1 and CDO 2, Gramercy will retain the non-investment grade interests in CDO 3.  At issuance, the weighted-average spread will be 44.7 basis points, excluding transaction costs. The CDO will have an expected term of up to 10 years, and provides for a 5-year reinvestment period with respect to the approximately $350 million of loans initially included in CDO 3.  Gramercy expects the transaction to close on or about August 15, 2007, subject to satisfaction of customary closing conditions.

Together with Gramercy Real Estate CDO 2005-1 (“CDO 1”), a $1 billion CRE CDO which Gramercy issued in July 2005, and Gramercy Real Estate CDO 2006-1 (“CDO 2”), a $1 billion CRE CDO which Gramercy issued in July 2006, Gramercy now has $2.76 billion of long-term, non-recourse debt with no mark-to-market provisions.  Assets to be contributed to CDO 3 by Gramercy will consist of investment-grade CMBS (68%) and first mortgage loans, subordinate participation interests in first mortgage loans, and mezzanine loans (together comprising 32%).  All of the collateral for CDO 3 is presently owned by Gramercy or in the process of closing for inclusion in CDO 3.

Gramercy will treat the transaction as a financing and thus consolidate on its balance sheet and statement of operations all of the assets, liabilities, income and expenses of the CDO issuer. All contributed collateral will be shown as assets, and the investment grade rated securities issued to third party investors will be shown as direct liabilities.

The offering of the securities referred to herein will be made to certain initial purchasers pursuant to a private placement. The initial purchasers will sell or offer the securities within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the securities cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable sate securities laws.

About Gramercy Capital Corp.

Gramercy Capital Corp. is a commercial real estate specialty finance company that focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon each company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing either  company’s investments, and other factors, which are beyond either company’s control. Neither company undertakes any obligation to publicly update or revise any of the forward-looking information. For further information, please refer to each company’s filings with the Securities and Exchange Commission.

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